Exhibit 12.1

                               DELUXE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                       Three Months
                                           Ended                                  Years Ended December 31,
                                      ---------------------------------------------------------------------------------------------
                                      March 31, 1998        1997         1996         1995         1994         1993         1992
                                      --------------      --------     --------     --------     --------     --------     --------
Earnings

Income from Continuing Operations
  before Income Taxes                    $ 72,606         $115,150     $118,765     $169,319     $246,706     $235,913     $324,783

Interest expense
(excluding capitalized interest)            2,223            8,822       10,649       13,099        9,733       10,070       15,371

Portion of rent expense under
long-term operating leases
representative of an interest factor        3,405         $ 13,621       13,467       14,761       13,554       13,259       12,923

Amortization of debt expense                   30              122          121           84           84           84           84
                                         --------         --------     --------     --------     --------     --------     --------
TOTAL EARNINGS                           $ 78,264         $137,715     $143,002     $197,262     $270,077     $259,326     $353,161


Fixed charges

Interest Expense
(including capitalized interest)         $  2,702         $  9,742     $ 11,978     $ 14,714     $ 10,492     $ 10,555     $ 15,824

Portion of rent expense under
long-term operating leases
representative of an interest factor        3,405           13,621       13,467       14,761       13,554       13,259       12,923

Amortization of debt expense                   30              122          121           84           84           84           84
                                         --------         --------     --------     --------     --------     --------     --------
TOTAL FIXED CHARGES                      $  6,137         $ 23,485     $ 25,566     $ 29,559     $ 24,130     $ 23,898     $ 28,831



RATIO OF EARNINGS
TO FIXED CHARGES:                            12.8              5.9          5.6          6.7         11.2         10.9         12.2

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